UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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ISONICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISONICS CORPORATION
5906 McIntyre Street
Golden, CO 80403

December 5, 2006

Dear Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders (“the Special Meeting”) on Tuesday, January 2, 2007, at 8:30 a.m. at Suite 1000, 6400 So. Fiddler’s Green Circle, Greenwood Village, Colorado 80111 (telephone 303-796-2626) to consider two proposals relating to our common stock.

Proposal number 1 is for an amendment to our Articles of Incorporation to increase our authorized capitalization.  Currently, we have insufficient remaining capitalization to accomplish our corporate objectives, as described in the proxy statement.  Consequently, the Board of Directors recommends that the shareholders vote for ratification of this proposal.

Proposal number 2 is for an amendment to our Articles of Incorporation to effect a reverse stock split with the ultimate ratio to be selected by the Board of Directors from among the ratios being submitted to the shareholders for approval.  Currently, the price of our common stock does not meet the minimum bid price required by Nasdaq Marketplace Rule 4310(c)(4).  Consequently, the Board of Directors recommends that the shareholders vote for ratification of this proposal as well.

Whether or not you plan to attend the Special Meeting, please mark, sign, date, and return your proxy card in the enclosed envelope as soon as possible. This will assure that your stock will be voted in accordance with the instructions you give in your proxy card whether or not you attend the Special Meeting.  You may, of course, attend the Special Meeting and vote in person even if you have previously sent in your proxy card.  It is very important that every shareholder vote.  PLEASE send in your proxy card in the enclosed return envelope.

Sincerely yours,
James E. Alexander, President

ISONICS CORPORATION
5906 McIntyre Street
Golden, CO 80403

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on January 2, 2007

December 5, 2006

TO THE SHAREHOLDERS OF ISONICS CORPORATION:

The Special Meeting of Shareholders of ISONICS CORPORATION, a California corporation, (“We” or “Isonics” or the “Company”) will be held at Suite 1000, 6400 So. Fiddler’s Green Circle, Greenwood Village, Colorado 80111 (telephone 303-796-2626), on Tuesday, January 2, 2007, at 8:30 a.m. local time, to consider and take action on:

1.                An amendment to our Articles of Incorporation to increase our authorized common stock to 175,000,000 shares;

2.                An amendment to our Articles of Incorporation to effect a reverse stock split within a range to be approved by our shareholders with the ultimate ratio to be selected by our board of directors from among the ratios being submitted to the shareholders for approval; and

3.                Such other business as may properly come before the meeting, or any adjournments or postponements thereof.

The discussion of the proposals set forth above are intended only as a summary, and is qualified in its entirety by the information contained in the accompanying Proxy Statement. Only holders of record of our common stock on December 4, 2006 (the “Record Date”), will be entitled to notice of and to vote at this Special Meeting, and any postponements or adjournments thereof.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON AND THE MANAGEMENT OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND.

Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement.

By Order of the Board of Directors:
James E. Alexander, President

PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

YOUR VOTE IS IMPORTANT

ISONICS CORPORATION
5906 McIntyre Street
Golden, CO 80403

PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
To Be Held on January 2, 2007

December 5, 2006

We are furnishing this Proxy Statement to shareholders of ISONICS CORPORATION (“We” or “Isonics” or the “Company”) in connection with the solicitation of proxies by and on behalf of our Board of Directors (the “Board”) for use at our Special Meeting of Shareholders (the “Special Meeting”) and at any adjournments or postponements thereof. We will hold the Special Meeting at 8:30 a.m. local time, at Suite 1000, 6400 So. Fiddler’s Green Circle, Greenwood Village, Colorado 80111 (telephone 303-796-2626), on January 2, 2007. We will first mail this Proxy Statement to shareholders on or about December 8, 2006.

VOTING SECURITIES

Holders of record of our common stock at the close of business on December 4, 2006, will be entitled to vote on all matters. On the Record Date, we had 47,802,474 shares of common stock outstanding. The holders of shares of our common stock are each entitled to one vote per share. Our voting securities include only our outstanding common stock. (When used herein, the word “you” refers to our shareholders.)

A majority of the issued and outstanding shares of the common stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the meeting. As described in more detail below, a vote of a majority of the shares of common stock outstanding is necessary for the approval of the Proposal (the amendment to increase our authorized common stock).

While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions and broker non-votes, we believe that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Special Meeting. Abstentions and broker non-votes will not be counted for the purposes of determining the outcome of the vote on the proposal to be considered.

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Certain of our officers, directors and regular employees may solicit proxies personally or by telephone or facsimile. We will not pay any officer, director, or employee additional compensation for doing so. We do not intend to retain a professional solicitor to assist in the solicitation of proxies.

We may, in our discretion, seek an adjournment of the meeting to a specific time and place if a quorum is not present or if we have not received sufficient proxies to approve the Proposal to increase our authorized capitalization or the Proposal to authorize a reverse stock split.

If you give us a proxy, you may revoke the proxy at any time before it is voted. You may do so:

•       by giving notice to our corporate Secretary of your revocation; or

•       by filing another proxy with our corporate Secretary; or

•       by attending the Special Meeting and voting in person.

We will ensure that all properly executed and unrevoked proxies received in time are voted in accordance with the instructions of the beneficial owners.

The solicitation of proxies in connection with the Reverse Stock Split proposal (Proposal No. 2) does not constitute a tender offer or an offer to purchase the shares of any shareholder.

Questions and Answers About This Proxy Statement

The following responses to certain questions does not purport to be a complete statement of the information in this Proxy Statement, and are qualified by the more complete information set forth hereinafter.

Who is asking for my vote?

The Board of Directors of Isonics Corporation is sending this Proxy Statement, the attached Notice of Special Meeting, and the enclosed proxy card to you and all of our other persons who are shareholders of record as of the close of business on December 4, 2006. The Board of Directors is soliciting your vote for the Special Meeting of shareholders.

Who is eligible to vote?

Shareholders of record who own shares of our common stock at the close of business on December 4, 2006 are eligible to vote. Each share of common stock is entitled to one vote.

Why is the Special Meeting being held?

The Special Meeting is being held to consider two amendments to our Articles of Incorporation. The purposes of these two Amendments are more completely described elsewhere in this Proxy Statement:

Proposal No. 1 asks our shareholders to consider and approve an amendment to our Articles of Incorporation to increase our authorized common stock to 175,000,000 shares. As described in much more detail below, we have a contractual obligation to seek shareholder approval to increase our authorized common stock to 175,000,000 at this meeting. More importantly, however, we need to increase our authorized common stock because we have insufficient authorized capital remaining for further equity financings or acquisitions using shares of our common stock as a portion of the consideration. Currently we have 75,000,000 shares of our common stock authorized, and as of the record date, 47,802,474 shares issued and 27,197,526 shares reserved for issuance.

Proposal No. 2 asks our shareholders to consider and approve an amendment to our Articles of Incorporation to effect a reverse stock split at a ratio to be selected by the Board from a list of shareholder approved ratios, provided the reverse split is completed before December 31, 2007. The purpose of the reverse stock split is to assist us in meeting the requirements for a $1.00 minimum bid price imposed by the Nasdaq Capital Market for continued listing under Marketplace Rule 4310(c)(4). Because it is important to the Company and our shareholders that our common stock remain listed on Nasdaq, Proposal No. 2 gives the Board discretion, subject to certain limitations, to effect a reverse stock split which we hope will have the effect of increasing the market price for our common stock above the requirements of the Nasdaq Capital Market.

Didn’t the shareholders recently consider a proposal similar to Proposal No. 1?

Yes. Actually, it was an identical proposal to increase our authorized capitalization to 175,000,000 shares, and it was considered at our annual meeting of shareholders held on October 30, 2006. Although the proposal was approved by a vote of 5,919,799 shares for such approval and 1,387,160 shares against such approval, the number of shares approving the proposal was not sufficient to permit us to amend our Articles of Incorporation under California law. In order to effect the proposal, the increase in authorized capitalization must be approved by a majority of the total number of shares outstanding on the Record Date. We are hopeful that by presenting the proposal to increase our authorized capitalization as a single proposal at this meeting, we can achieve the necessary vote.

Did the annual meeting held on October 30, 2006, consider other things as well?

Yes. We held our annual meeting of shareholders on October 30, 2006. At that meeting, the shareholders re-elected members of our Board of Directors and approved the Cornell Capital Partners, L.P. (“Cornell”) financing transaction, both as described in our proxy statement for that meeting and in a Form 8-K filed reporting the results of that meeting. Both the proxy statement for the annual meeting of shareholders and our Form 8-K reporting an event of October 30, 2006, are available through the SEC’s EDGAR database at www.sec.gov.

Might the Special Meeting be adjourned?

We do not intend to seek adjournment of the Special Meeting unless we have insufficient votes to meet a quorum (which requires the presence of at least a majority of the outstanding shares) or unless we have insufficient votes to approve the Proposals. If either of those circumstances exist, we will consider the advisability of proposing adjournment to a specific time and place. If the meeting is adjourned, we will make a public announcement.

What happens if the shareholders do not approve Proposal No.1?

If our shareholders do not approve the Proposal to increase our authorized capitalization, we will not have sufficient common stock to achieve any future financing or for mergers or acquisitions that we may wish to pursue. In addition, we will have certain obligations under our agreements with Cornell to call additional meetings to seek an increase in our authorized capital. Even without the contractual obligation, we would continue to seek shareholder approval for increased authorized capitalization for business reasons unassociated with our obligations to Cornell.

What happens if the shareholders do not approve Proposal No.2?

If our shareholders do not approve the reverse stock split proposal, we will not have the authority to implement a reverse stock split. We do not know that a reverse stock split is required to maintain our Nasdaq listing, or that a reverse stock split, if completed, will have the effect of increasing the per-share price of our stock sufficiently to meet the Nasdaq Capital Market continued listing requirement. Nevertheless, we believe that it is advisable for Isonics to have the authority to perform a reverse stock split.

Do you have any plans to issue any of the additional shares of common stock that may be authorized at this meeting?

At the present time, we have certain contractual commitments that may result in an issuance of shares of our common stock in excess of the 75,000,000 shares currently authorized. These include primarily our obligations to Cornell described below and certain outstanding warrants, also as described below. Other than our existing contractual commitments (which are described below), we have no plans to issue shares of our common stock in a financing or a merger at the present time.

Why did you send me this booklet?

This booklet is a Proxy Statement. It provides you with information you should review before voting on the Proposals listed above and in the Notice of Special Meeting. You are receiving these proxy materials—a booklet that includes the Proxy Statement and one proxy card—because you have the right to vote on these important Proposals concerning your investment in Isonics. We have also sent to you a copy of our most recent annual report to shareholders on Form 10-KSB because this proxy statement incorporates some information by reference from that report.

How do I vote?

Shareholders who received this proxy statement directly from Isonics can vote by completing, signing and returning the enclosed proxy card promptly in the enclosed envelope or by attending the Special Meeting in person and voting.

Joint owners must each sign the proxy card.

If you own your shares through a broker-dealer or another nominee, you must vote your shares as instructed by that broker-dealer or other nominee. If you own your shares through a nominee, you are not considered to be a shareholder of record, and you will not be permitted to vote your shares in person at the Special Meeting unless you have obtained a proxy for those shares from the person who holds your shares of record.

If a shareholder wishes to participate in the Special Meeting but does not wish to give a proxy, the shareholder may attend the Special Meeting in person. Should you require additional information regarding the Special Meeting, please contact Isonics Corporation at (303) 279-7900.

Why does my name not appear as a shareholder of record?

Many, if not most, investors own their investment shares through a broker-dealer or other nominee. Broker-dealers frequently clear their transactions through other broker-dealers, and may hold the actual certificates for shares in the name of securities depositories, such as CEDE & Co. (operated by Depository Trust Company of New York City). In such a case, only the ultimate certificate holder appears on our records as a shareholder, even though that nominee may not have any economic interest in the shares that you actually own through your broker-dealer. You should contact your broker-dealer for more information about this process.

When and where will the Special Meeting be held?

As described in the notice, we will hold the Special Meeting at Suite 1000, 6400 So. Fiddler’s Green Circle, Greenwood Village, Colorado 80111 (telephone 303-796-2626). The Special Meeting is scheduled for January 2, 2007 at 8:30 a.m., local time. If you expect to attend the Special Meeting in person, please call Isonics at (303) 279-7900 to ensure that sufficient accommodations are prepared.

How does the board recommend that I vote?

The Board of Directors recommends that shareholders vote FOR both Proposal No. 1 and Proposal No. 2 described in this Proxy Statement.

Our president, senior vice president, vice president, and chief financial officer have already granted proxies to Cornell to vote the shares that they own FOR Proposal No. 1. Management also intends to vote the shares that they own FOR Proposal No. 2.

How can I obtain more information about Isonics?

We have included an annual report to shareholders with this proxy statement that contains additional information about Isonics. In addition, information is available on our website at www.isonics.com and through the EDGAR filings maintained by the Securities and Exchange Commission at www.sec.gov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Information

The following table sets forth information regarding the ownership of our common stock as of the Record Date by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table included in our Proxy Statement dated September 29, 2006; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock. The term “beneficial ownership” includes the shares each of the named shareholders has the right to acquire beneficial ownership of within 60 days.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
James E. Alexander(1)	2,144,462	4.3%
Boris Rubizhevsky(2)	1,645,205	3.4%
Stephen J. Burden(3)	407,425	<1%
Lindsay A. Gardner(4)	407,203	<1%
Richard L. Parker(5)	112,927	<1%
John Sakys(6)	206,133	<1%
Russell W. Weiss(7)	70,000	<1%
Richard H. Hagman(8)	50,000	<1%
C. Stewart Verdery, Jr.(9)	50,000	<1%
All executive officers and directors as a group (10 persons). The address for all of the above directors and executives officers is: 5906 McIntyre Street, Golden, CO 80403	5,093,355	9.7%

(1)          Includes: (i) 243,750 shares of common stock underlying stock options which are vested and currently exercisable as of the Record Date or will become vested and exercisable within 60 days subsequent to the Record Date (as compared to shares of common stock underlying total stock options outstanding of 435,000); (ii) 100,000 shares of common stock underlying 100,000 warrants to purchase common stock of Isonics; (iii) 135,455 shares of common stock held in the name of The James & Carol Alexander Family Foundation; and (iv) 500,000 shares held by wife Carol Alexander.

(2)          Includes: (i) 1,067,372 shares of common stock held jointly with wife Nancy Eiden Rubizhevsky; (ii) 322,500 shares of common stock underlying stock options which are vested and currently exercisable as of the Record Date or will become vested and exercisable within 60 days subsequent to the Record Date (as compared to shares of common stock underlying total stock options outstanding of 633,750); (iii) 100,000 shares of common stock underlying 100,000 warrants to purchase common stock of Isonics; (iv) 33,333 shares of common stock held by wife Nancy Eiden Rubizhevsky; (v) 61,000 shares of common stock held by son Zachary Rubizhevsky; and (vi) 61,000 shares of common stock held by son Ryan Rubizhevsky.

(3)          Includes 275,429 shares of common stock underlying stock options which are vested and currently exercisable as of the Record Date or will become vested and exercisable within 60 days subsequent to the Record Date (as compared to shares of common stock underlying total stock options outstanding of 290,429).

(4)          Includes 155,514 shares of common stock underlying stock options which are vested and currently exercisable as of the Record Date or will become vested and exercisable within 60 days subsequent to the Record Date (as compared to shares of common stock underlying total stock options outstanding of 203,014).

(5)          Includes 112,927 shares of common stock underlying stock options that are currently exercisable.

(6)          Includes 201,562 shares of common stock underlying stock options which are vested and currently exercisable as of the Record Date or will become vested and exercisable within 60 days subsequent to the Record Date (as compared to shares of common stock underlying total stock options outstanding of 332,812).

(7)          Includes 70,000 shares of common stock underlying stock options that are currently exercisable.

(8)          Includes 50,000 shares of common stock underlying stock options that are currently exercisable.

(9)          Includes 50,000 shares of common stock underlying stock options that are currently exercisable.

As of the Record Date, there are no shares of our preferred stock outstanding.

Change of Control Arrangements

There are currently three limitations on Cornell’s ability to acquire shares of our common stock, even though our shareholders approved the financing transaction at our October 30, 2006, annual meeting.

•       Cornell has a contractual limitation by which it cannot acquire more than 4.99% of our outstanding shares at any time. Cornell is entitled to waive this restriction on 65 days’ notice to us.

•       Because we only have 75,000,000 shares of common stock authorized for issuance, and a number of the remaining unissued shares are reserved for other purposes, there are no unreserved shares available for acquisition by Cornell.

•       Finally, Cornell has agreed to a contractual limitation by which it has the right to acquire no more than 64,000,000 shares of our common stock upon conversion of the 6% Debentures (in addition to 8,000,000 shares underlying warrants).

Were Cornell to waive the 4.99% restriction and exercise its rights to acquire all shares to which it is currently entitled at the current market price of our common stock ($.76 per share as of December 4, 2006) (and subject to the availability of a sufficient number of shares of authorized capital), Cornell would own a total of 34,875,789 shares of our common stock as follows:

•       560,000 shares received as partial consideration for lending us $16,000,000;

•       2,000,000 shares for the exercise of the $1.25 warrants (for which we would receive $2,500,000);

•       3,000,000 shares for the exercise of the $1.75 warrants (for which we would receive $5,500,000);

•       3,000,000 shares for the exercise of the $2.00 warrants (for which we would receive $6,000,000); and

•       26,315,789 shares as a result of the conversion of the 6% Debentures (based upon a 20% discount to the market price of $.76 per share as of December 4, 2006).

If issued, these shares would constitute approximately 42% of the total number of shares then outstanding (assuming no other shares are issued), resulting in Cornell being our single largest shareholder, owning more shares than the entire Board of Directors and management. The actual number of shares that Cornell would have a right to acquire depends on the timing of Cornell’s conversion of the 6% Debenture and the market price of our common stock at that time, as well as the amount of interest accrued and any dilution adjustments incurred. As such a significant shareholder, Cornell would clearly have the right and ability to effect a change in control of Isonics through its majority shareholder vote. Even if Cornell acquired fewer than an absolute majority of shares then outstanding, Cornell would be the largest shareholder and would likely be able to effect a change in control of Isonics at a shareholders’ meeting.

Cornell has not advised us that it has any intention to effect a change of control of Isonics, and has not filed a Schedule 13D or other filing under the Securities Exchange Act of 1934 which would be required in anticipation of a change of control. Cornell has not filed a Schedule 13D (required upon beneficial ownership of greater than 5%) based on its opinion that the contractual limitations imposed in the agreements preclude it from being able to acquire more than 5% beneficial ownership within any 60 day period. Cornell has not given us any notification of its intention to waive the 4.99% share ownership limitation.

We know of no other plans or arrangement that will result in a change of control at Isonics. No executive officer or director of Isonics has pledged any shares to secure any financing issued to that officer or director.

PROPOSAL 1—INCREASE IN AUTHORIZED CAPITALIZATION

General Description

The following table sets forth a general description of the shares of our common stock that are issued or authorized for issuance as of the Record Date. Currently there are 75,000,000 shares of common stock authorized, 2,500,000 shares of our Series B Preferred Stock authorized for issuance (no shares issued), and 5,150,000 shares of undesignated preferred stock authorized for issuance (no shares issued).

Shares of Common Stock Related Thereto
Shares of common stock outstanding	47,802,474
Shares of common stock issuable pursuant to the exercise of outstanding stock options and warrants that are currently exercisable (not including the warrants associated with the Cornell financing)	15,188,042
Shares of common stock remaining for issuance pursuant to options issuable under the 2005 Stock Option Plan	2,011,000
Options issuable under any prior stock option plan	0
Shares of common stock issuable upon conversion of the remaining 8% convertible debentures (as of the record date, based on the fixed conversion price—if we choose to make our remaining amortization payments in shares of our stock then the number of shares issued may be significantly higher)	100,000

Shares of common stock currently issuable pursuant to outstanding warrants issued in conjunction with the 6% Debentures or upon conversion of the 6% Debentures (as of the record date, based on the fixed conversion price—Cornell also has a variable conversion right which may be utilized, subject to contractual share conversion limitations, if the variable conversion price is less than the fixed conversion price). Shares issuable upon conversion of the 6% Debentures and exercise of the related warrants are currently limited by our common stock authorized. If this Proposal is approved, the shares issuable per the 6% Debentures and related warrants will increase as previously described

9,898,484

Common Stock.   As a result of a contractual commitment to Cornell as described above under “Change of Control Arrangements,” and because we do not have adequate authorized capital remaining, the Board of Directors has approved and recommends that the shareholders approve an increase in the number of shares of common stock we are authorized to issue.

We have issued and/or committed to issue a total number of shares of common stock greater than which we are currently authorized to issue. Unless the shareholders approve an increase in authorized capital, we may not be able to meet all of our contractual obligations with respect to the issuance of common stock or accomplish further equity-based financing or acquisitions using our common stock. In addition, we have a contractual obligation found in Section 4(m) of the Securities Purchase Agreement entered into in May 2006 in connection with our Cornell financing (described in more detail in our Form 8-K reporting an event of May 31, 2006) to seek shareholder approval of an increase in our authorized capitalization to 175,000,000 shares of common stock. We believe that seeking shareholder approval of an increase in our authorized capitalization to 175,000,000 shares is in the best interests of our shareholders because:

•       It complies with our contractual obligations to Cornell in Section 4(m) of the Securities Purchase Agreement.

•       It provides us with significant flexibility for future financing transactions by making a sufficient number of shares of authorized capital available (although no future financing transactions using shares of our common stock are contemplated at the present).

•       It provides us with significant flexibility for future business acquisition activity, if required.

•       If the shareholders do not approve the increase in authorized capitalization, then we will be limited in the number of shares of common stock that we can issue and may be unable to comply with certain commitments under existing warrants and the outstanding 6% Debentures.

Subject to preferences that may be applicable to any preferred stock outstanding at the time (no preferred stock is currently issued and outstanding), the holders of outstanding shares of common stock are entitled to receive dividends from assets legally available at such times and in such amounts as the Board of Directors may from time to time determine.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is specifically authorized by California law and the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply. The Bylaws provide that so long as we are a “listed company” as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. Generally, a “listed company” is a company that is traded on the New York Stock Exchange, the American Stock Exchange or Nasdaq—National Market System. At the present time, we are not a “listed company” as defined in California law, and therefore cumulative voting will continue to apply in connection with the election of directors.

The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon Isonics’ liquidation, dissolution or winding up, the remaining assets legally available for distribution to shareholders, after payment of claims of creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Preferred Stock.   We currently have 7,650,000 shares of our preferred stock authorized, 2,500,000 shares of which are designated as Series B Convertible Preferred Stock. There are no shares of preferred stock issued and outstanding.

Financial Information.   For the financial information required to be disclosed herein, see the management’s discussion and analysis of our financial condition found in Item 6 of, and our financial statements also found in, our annual report on Form 10-KSB for the year ended April 30, 2006, as amended, included in our annual report to shareholders which accompanies this proxy statement and which is available at www.sec.gov. See “Incorporation of Information By Reference,” below.

Proposed Amendment to Articles of Incorporation.

The Board of Directors has adopted resolutions authorizing amendments to Article III, Section (a) of our Articles of Incorporation, subject to shareholder approval, increasing the number of shares of our authorized common stock, which we may issue to 175,000,000, an increase of 100,000,000 shares. At the meeting, we will ask our shareholders to consider and approve a motion to amend Article III of our Articles of Incorporation so that, upon amendment, Article III will read as follows:

The aggregate number of shares of capital stock which this corporation shall be authorized to issue is One Hundred Eighty Two Million Six Hundred and Fifty Thousand (182,650,000), which shall consist of:

(a)          One Hundred and Seventy Five Million (175,000,000) shares which shall be designated as Common Stock; and

(b)         Seven Million Six Hundred and Fifty Thousand (7,650,000) shares which shall be designated as Preferred Stock, including 2,500,000 shares which have been designated as Series B Convertible Preferred Stock.

If the recapitalization is approved, we expect to have sufficient common stock capitalization to accomplish our corporate goals as expressed below. We are not seeking to increase the number of authorized shares of our preferred stock.

Reasons for the Recapitalization Described in this Proposal

In the recent past, we have used our authorized but unissued common stock for numerous different purposes, including:

•       financing activities in private placements of our securities, including the issuance of convertible securities,

•       for the issuance of stock upon exercise of options, warrants and/or conversion of preferred stock and convertible debentures,

•       acquisition of Protection Plus Security Corporation in May 2005, for which we issued 526,527 shares as partial consideration

•       acquisition of Encompass Materials Group, Ltd. in June 2004, for which we issued 731,930 shares as partial consideration.

At the present time, we have insufficient remaining unissued and unreserved shares of our common stock to meet our existing obligations. The Board of Directors has determined that this lack of remaining capitalization may result in adverse consequences to Isonics should we be unable to issue common stock to meet certain contractual requirements:

•       Pursuant to outstanding warrants; and

•       In payment of interest and principal on our outstanding 6% Debentures.

The Board of Directors also believes that we need a significant amount of authorized capitalization for Isonics to accomplish its future growth objectives. The Board of Directors from time-to-time considers various financing opportunities and a lack of authorized common stock would make equity financing opportunities difficult, if not impossible, to accomplish.

Currently, there are no other transactions anticipated that would require shareholder approval for the issuance of any common stock. Subject to the terms and conditions of our various agreements with Cornell

(discussed below), we may engage in private placements in the future pursuant to which additional shares of common stock might be issued without any requirement of obtaining shareholder approval.

Effect of the Increase In Authorized Common Stock Described in this Proposal

The increase in authorized common stock described in this Proposal will result in Isonics being able to issue a large number of additional shares of its common stock. (The exact number of shares that Isonics will be entitled to issue will depend on whether, and at what ratio, the reverse stock split is accomplished in accordance with Proposal No. 2, if approved.)  Subject to fiduciary requirements under the business judgment rule, the Board of Directors may authorize the issuance of additional shares of common stock without the need to obtain further shareholder approval. If issued, these shares would greatly affect the percentage interest of our present shareholders by reducing the proportionate voting power of the outstanding shares of common stock. As a summary for illustrative purposes only, the following table shows approximately the effect on our common stock of the increase in authorized capitalization, based on the number of shares outstanding on the record date and assuming the completion of the reverse stock split of our outstanding common stock in one of the identified ratios (1 new share for each 1.5 outstanding shares; 1 for 2; 1 for 3; or 1 for 4):

	Common Stock Prior to Increase in Authorized Capitalization	Common Stock After increase in authorized capitalization	Reverse stock split ratio	Common Stock After completion of possible reverse stock split
Authorized	75,000,000	175,000,000		175,000,000
Issued and Outstanding	47,802,474	47,802,474	1.5	31,868,316
	47,802,474	47,802,474	2	23,901,237
	47,802,474	47,802,474	3	15,934,158
	47,802,474	47,802,474	4	11,950,619
Reserved for issuance	27,197,526	90,842,141	1.5	60,561,427
	27,197,526	90,842,141	2	45,421,071
	27,197,526	90,842,141	3	30,280,714
	27,197,526	90,842,141	4	22,710,535
Available for future issuance	0	36,355,385	1.5	82,570,257
	0	36,355,385	2	105,677,692
	0	36,355,385	3	128,785,128
	0	36,355,385	4	140,338,846

In addition, the power to issue a substantial number of shares of common stock following the proposed recapitalization could be used by incumbent management to make any change in control of the Isonics more difficult. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to affect a takeover or otherwise gain control of Isonics. For example, additional shares of common stock could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid or to dilute the stock ownership of a person or entity seeking to obtain control of Isonics.

Despite such anti-takeover implications, the recapitalization is not the result of our knowledge of any specific effort to accumulate our securities or to obtain control of Isonics by means of a merger, tender offer, proxy solicitation in opposition to management, or otherwise. We are not submitting the proposed amendment for the recapitalization to enable us to frustrate any known efforts by another party to acquire a controlling interest in Isonics or to seek Board of Directors representation.

The proposed recapitalization is not a part of any plan by our management to adopt a series of amendments to render the takeover of Isonics more difficult. Management does not presently intend to propose any anti-takeover measures in future proxy solicitations. Except as indicated below, management is not aware of the existence of any other provisions currently in the Articles of Incorporation or Bylaws having any anti-takeover effects which would impose any burden in excess of requirements imposed by the California Corporation Code or federal law upon potential tender offerors or others seeking a takeover of Isonics.

•       Our Articles of Incorporation provide that the liability of corporate directors for monetary damages resulting from alleged breaches of their duty of care has been eliminated to the maximum extent provided by California law. Notwithstanding the amendment, directors remain potentially liable for breaches by them of their duty of loyalty to Isonics.

•       California law allows indemnification of directors, officers, employees, and agents against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee, or agent of the company if such person conducted himself in accordance with the applicable standard of care (requiring, among other things, actions taken in good faith in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation). The availability of indemnification to directors for liability based upon their actions in choosing to issue shares in an attempt to resist a takeover could influence a director in choosing whether to approve the issuance of common stock or preferred stock or in taking other actions to resist a takeover.

Federal Income Tax Consequences

Existing holders of our common stock will not be required to recognize any gain or loss for federal income tax purposes resulting from the approval and the completion of the increase in our outstanding common stock as described in this Proposal.

Vote Required and Board Recommendation

Approval of this to increase our authorized common stock requires the affirmative vote of a majority of the outstanding shares of our common stock. James E. Alexander, Boris Rubizhevsky, Lindsay A. Gardner, and John Sakys, beneficial holders of 3,279,677 shares of our common stock, have granted Cornell an irrevocable proxy to vote their shares FOR approval of the proposed increase in our authorized common stock.

The Board of Directors of Isonics recommends that shareholders vote FOR this Proposal for the increase in the number of authorized shares of common stock of Isonics. Unless otherwise specified, the enclosed proxy will be voted FOR the approval of this Proposal.

PROPOSAL 2—AUTHORIZATION FOR THE BOARD TO EFFECT A
REVERSE STOCK SPLIT

General Description

You are also being asked to vote to grant the Board of Directors the authority to effect a reverse stock split of all outstanding shares of our common stock. In the event that our common stock fails to satisfy the minimum bid price requirement of Nasdaq Marketplace Rule 4310(c)(4) or if our shareholders do not approve Proposal No. 1 contained herein, the Board could effect a reverse stock split in a ratio ranging from a minimum of 1-for-1.5 shares to a maximum reverse split ratio of 1-for-4 shares.

If our shareholders approve the motion when made, the Board of Directors may subsequently approve and effect, in its sole discretion, a reverse stock split based on its determination of whether the reverse stock split is necessary or advisable to maintain the continued listing requirements of the Nasdaq Capital Market.

If the motion is approved by shareholders, the Board of Directors would have the authority to effect a reverse stock split of the outstanding shares of our common stock within the range of ratios indicated above at any time until December 31, 2007.

The Board of Directors does not intend to effect any reverse stock split of our common stock unless the Board believes it to be required to maintain Isonics’ status as a listed company on the Nasdaq Capital Market. If the Proposal to increase authorized capitalization is not approved, the Board of Directors may authorize a reverse stock split even if not necessary to maintain our listing on the Nasdaq Capital Market.

In determining the reverse split ratio, the Board will consider numerous factors, including the historical and projected performance of our common stock, prevailing market and industry conditions and general economic trends, and will place emphasis on the expected closing price of our common stock over the short and longer period following the effectiveness of the reverse stock split.

If our shareholders approve the motion to give the Board of Directors authority, in its discretion, to effect a reverse stock split of our outstanding common stock, and the Board of Directors deems it necessary to proceed with the reverse stock split, we will file a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of California.

Proposed Amendment to our Articles of Incorporation

An amendment to our Articles of Incorporation is required to effect a reverse stock split of our outstanding common stock. The Board of Directors has adopted resolutions seeking shareholder approval of a reverse stock split in one of the four ratios set forth in the motion below. At the meeting, we will ask our shareholders to consider and approve the following motion:

The Corporation is authorized to amend Article III of its Articles of Incorporation to effect a reverse stock split of its outstanding common stock (but not its authorized common stock) in a reverse split ratio ranging from a minimum of 1 new share for 1.5 outstanding shares, to a maximum of 1 new share for 4 outstanding shares, the exact ratio to be selected by the Board of Directors from among the following approved ratios: 1 new share for each 1.5 outstanding shares; 1 for 2; 1 for 3; or 1 for 4. Such authority shall terminate on December 31, 2007.

If the Board of Directors determines to accomplish a reverse stock split of our outstanding common stock, it will file an amendment to our Articles of Incorporation which will read substantially as follows and which will be added following our existing Article III as it may be amended if Proposal No. 1 is approved:

On the amendment of this Article III, each**** shares of our common stock issued and outstanding immediately before the time this amendment becomes effective shall be and is hereby automatically combined, reclassified, and changed (by way of reverse stock split), without any further act by the Corporation of the holder of such shares) into one share of common stock; provided that no fractional shares of common stock shall be issued as a result of the reverse stock split in respect of any shares of common stock held by any holder in a discrete account, whether of record or with a nominee, and all fractional shares owned by each holder of record will be aggregated and to the extent, after aggregating all fractional shares, any registered holder is entitled to a fraction of a share, he shall be entitled to receive one whole share in respect of such fraction of a share.

****            The blank will be completed by one of the following numbers: 1.5, 2, 3, or 4, as selected by our Board of Directors.

The possible effect of the reverse stock split is described in the table, above, under Proposal No. 1—Effect of the Increase In Authorized Common Stock Described in this Proposal. If the increase in authorized capitalization (Proposal No. 1) is not approved but the reverse stock split (Proposal No. 2) is approved, then there will only be 75,000,000 shares authorized upon the completion of the reverse stock split.

Reasons for the Reverse Stock Split

Isonics’ common stock is quoted on the Nasdaq Capital Market under the symbol “ISON.” In order for our common stock to continue to be quoted on Nasdaq, we must satisfy various listing maintenance standards established by the listing exchange. Among other things, Nasdaq requires our common stock to have a minimum bid price of at least $1.00 per share.

In June and July 2006 we received three notifications from Nasdaq identifying listing deficiencies, which, if not cured timely, could result in our delisting from the Nasdaq Capital Market. We have cured the deficiencies identified in two of those three notifications. However, Nasdaq described the third deficiency as a failure to meet the minimum bid price requirements set forth in Marketplace Rule 4310(c)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), Nasdaq provided us 180 calendar days (until January 8, 2007) to regain compliance with the Rule (which requires that the bid price of our common stock closing at $1.00 per share or more for a minimum of 10 consecutive business days). If we fail to obtain compliance with the minimum bid price requirement but we meet the other Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), Nasdaq will grant us an additional 180 calendar days to obtain compliance. We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our Nasdaq Capital Market listing, or that if we do, a stable trading market will develop for our stock or our warrants.

As of December 4, 2006, the market price for our common stock was $.76 per share and as a result, if any of our convertible securities are converted or outstanding common stock warrants or stock options are exercised, it may be more difficult to achieve the necessary $1.00 price per share requirements due to additional shares of common stock being available in the market as well as the corresponding dilution to our investors caused by potentially issuing (based on existing variable rate conversion rights or repayment rights in our convertible debentures) the conversion shares at a conversion price below the then-current market price of our common stock. Because our financing activities are dependent to a large extent on eventual liquidity for the investors, any such delisting, if it should occur, will make future financing activities significantly more difficult and may raise liquidity issues for current investors.

Our Board has decided to ask shareholders to approve the reverse stock split proposal because if our stock price continues to trade below $1.00 per share, our common stock could be subject to delisting from Nasdaq.

If Nasdaq were to de-list our common stock, our shares may qualify to trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc., or another market. Each of these markets is generally considered to be a less efficient market than Nasdaq. Beginning in May 2006, our common stock began regularly trading below Nasdaq’s minimum bid price requirement of $1.00 per share.To avoid potential de-listing, we propose that the Board of Directors have the authority to effect a reverse stock split for the purpose of increasing the market price of our common stock above the Nasdaq minimum bid requirement. Isonics believes that it currently complies with all other requirements for continued listing on the Nasdaq, although we may be unable to continue to meet these requirements in the future. The Board of Directors considered the potential harm to Isonics of being de-listed from Nasdaq, and determined that a reverse stock split, if necessary, would be the best way to attempt to comply with Nasdaq’s minimum bid price listing standard.

In addition, the Board will also consider completing the reverse stock split if the shareholders do not approve Proposal No. 1, the request for an increase in our authorized capitalization. In that case, our authorized capitalization will remain at 75,000,000 shares, and completing a reverse stock split will make more shares available. The following table shows approximately the effect on our common stock of the reverse stock split without an increase in our authorized capitalization, based on the number of shares outstanding on the Record Date and assuming the completion of the reverse stock split of our outstanding common stock in one of the identified ratios (1 for 1.5; 1 for 2; 1 for 3; or 1 for 4):

	Common stock at the present time, without an increase in authorized capitalization	Reverse stock split ratio	After completion of reverse stock split	Common shares as a % of Authorized after a Reverse Split
Authorized	75,000,000		75,000,000	100%
Issued and Outstanding	47,802,474	1.5	31,868,316	42%
	47,802,474	2	23,901,237	32%
	47,802,474	3	15,934,158	21%
	47,802,474	4	11,950,619	16%
Reserved for issuance	27,197,526	1.5	43,131,684	58%
	27,197,526	2	45,421,071	61%
	27,197,526	3	30,280,714	40%
	27,197,526	4	22,710,535	30%
Available for future issuance	0	1.5	0	0%
	0	2	5,677,692	8%
	0	3	28,785,128	38%
	0	4	40,338,846	54%

As shown in the last column of the table above, shareholders should recognize that if a reverse split is effectuated, they will own a fewer number of shares than they currently own. While we expect that a reverse split would result in an increase in the market price of our common stock, a reverse split may not increase the market price of our common stock, as an increase is dependent upon many factors, including our performance, prospects and other factors, some of which are unrelated to the number of shares outstanding. The history of similar reverse stock splits for companies in like circumstances is varied. The per-share market price of our common stock after the reverse split may not exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq. In addition, Isonics could be de-listed due to a failure to meet other continued Nasdaq listing requirements even if the market price per share of our common stock after the reverse split remains above $1.00.

If a reverse stock split is effected and the market price of Isonics’ common stock declines, the percentage decline as an absolute number and as a percentage of Isonics’ overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Isonics’ common stock could be adversely effected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, a reverse split would likely increase the number of shareholders of Isonics who own odd lots (less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales. Consequently, the reverse split may not achieve the desired results that have been outlined above.

Our Board of Directors also believes that the current market price of our common stock may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Our Board of Directors believes that if a reverse stock split would have the effect of raising the trading price of our common stock, this will increase the attractiveness of our common stock to the investment community and possibly promote greater liquidity for our existing shareholders.

Timing, Procedure and Effective Date

To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from the list of ratios approved by the shareholders as set forth in this Proposal. No further action on the part of shareholders will be required to either implement or abandon a reverse stock split. We will communicate to the public prior to the effective date of a reverse stock split additional details regarding the reverse stock split, including the specific ratio the Board of Directors selects. If this proposal is approved and the Board of Directors does not implement the reverse stock split prior to December 31, 2007, the shareholders’ approval of a reverse stock split will terminate. The Board of Directors shall not proceed with a reverse stock split if such an action is not required to meet the minimum per share bid requirement of Nasdaq except in the case where Proposal No. 1 to increase authorized capitalization is not approved. In such case, the Board of Directors may authorize a reverse stock split even if not necessary to maintain our listing on the Nasdaq Capital Market.

If the shareholders approve this proposal and the Board of Directors decides to implement a reverse stock split at any time prior to December 31, 2007, we will file an Amendment with the Secretary of State of the State of California to amend our existing Articles of Incorporation. A reverse stock split will become effective on the date of filing of the Amendment, which is referred to as the “effective date.” As soon as practicable after the effective time, shareholders will be notified that the reverse stock split has been effected. Isonics’ transfer agent, Continental Stock Transfer & Trust Co., will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse stock split shares will be asked to surrender certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal Isonics sends to its shareholders. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The text of the Amendment is set forth above and is subject to modification to include such changes as may be required by the Secretary of State of the State of California and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for a reverse stock split.

A reverse stock split would be effected simultaneously for all of our common stock. A reverse stock split would affect all of our common shareholders uniformly and will not affect any shareholder’s percentage ownership interests in Isonics. Common stock issued and outstanding pursuant to a reverse stock split would remain fully paid and non-assessable. Additionally, a reverse stock split would:

•       cause an increase to the proportion of our unissued authorized shares;

•        cause all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of our common stock and would enable such holders to purchase, upon exercise of their options or warrants, the proportionate number of shares of our common stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split, at a exercise price proportionate to the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the reverse stock split; and

•        cause the number of shares of our common stock reserved for issuance (including the maximum number of shares that may be subject to options) under our stock option plans will be proportionately reduced to the number of shares currently included in such plans; and

•        cause all convertible debentures entitling the holders thereof to convert their respective debentures into shares of our common stock and would enable such holders to obtain, upon conversion of their debentures, the proportionate number of shares of our common stock that such holders would have been able to obtain upon conversion of their debentures immediately preceding the reverse stock split, at a conversion price proportionate to the conversion price specified before the reverse stock split, resulting in approximately the same aggregate conversion price being required to be paid upon conversion thereof immediately preceding the reverse stock split.

Fractional Shares.

If a reverse stock split is implemented by the Board, Isonics will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. We will issue one additional whole share to shareholders who would otherwise be entitled to a fractional share. If the same shareholder is the owner of shares under multiple share certificates, then the number of shares we will issue in connection with the reverse stock split shall be computed on the basis of the aggregate shares owned under all certificates.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters.

The reverse stock split will not impact the amounts reported as common stock or total shareholders’ equity on Isonics’ balance sheet. The per share net income or loss and net book value of Isonics’ common stock will be increased because there will be fewer shares of Isonics’ common stock outstanding.

Unavailability of Dissenter’s Rights

No appraisal or dissenters’ rights are available to shareholders who vote against the reverse stock split under California law or under the Company’s Articles of Incorporation or Bylaws for his or her fractional share that will be cashed out in the reverse stock split. Other rights or actions may be available under California law or federal and state securities laws for shareholders who can demonstrate that they have been damaged by the reverse stock split.

Material Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to the holders of Isonics shares. This summary addresses only such shareholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, holders who received their shares pursuant to the exercise of employee stock options or otherwise as compensation, and foreign shareholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Our view regarding the tax consequences of a reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH THE SHAREHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

Exchange Pursuant to Reverse Stock Split

No gain or loss will be recognized by a shareholder upon such shareholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to approve the authorization of the Board of Directors to effect the reverse stock split by amendment of the Company’s Articles of Incorporation. The Board of Directors of Isonics recomends that shareholders vote FOR this Proposal to authorize the Board to effect a reverse stock split.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one proxy statement and annual report is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon the written or oral request of a shareholder, we will deliver promptly a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy was delivered. Shareholders desiring to receive a separate copy in the future may contact us through our Corporate Secretary, 5906 McIntyre Street, Golden, CO 80403, or by telephone: (303) 279-7900.

Shareholders who share an address but are receiving multiple copies of the proxy statement and/or annual report may contact us through our Corporate Secretary, 5906 McIntyre Street, Golden, CO 80403, or by telephone: (303) 279-7900 to request that a single copy be delivered.

PROPOSALS FROM SHAREHOLDERS

We expect to hold our next Annual Meeting of shareholders in October 2007. Proposals from shareholders intended to be present at the Annual Meeting of shareholders should be addressed to Isonics Corporation, Attention: Corporate Secretary, 5906 McIntyre Street, Golden, CO 80403 and we must receive the proposals by May 1, 2007. Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that shareholders forward such proposals by Certified Mail-Return Receipt Requested. After May 1, 2007, any shareholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

ANNUAL REPORT ON FORM 10-KSB, AS AMENDED, AND QUARTERLY REPORTS ON FORM 10-Q

Our Annual Report on Form 10-KSB for the year ended April 30, 2006, as amended, and other reports filed under the Securities Exchange Act of 1934, are available to any shareholder at no cost upon request to: Corporate Secretary, 5906 McIntyre Street, Golden, CO 80403, or by telephone: (303) 279-7900, or through the Internet at www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The following information is incorporated by reference into this proxy statement from our annual report on Form 10-KSB for the year ended April 30, 2006, as amended, which report is available on the SEC’s EDGAR database found at www.sec.gov and a copy of which is being delivered with this proxy statement:

•       Information regarding the dismissal of Grant Thornton LLP and the retention of Hein & Associates LLP in Item 8 of our annual report on Form 10-KSB entitled changes in and disagreements with accountants on accounting and financial disclosure.

•       Our Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 6 of our annual report on Form 10-KSB, entitled management’s discussion and analysis of financial condition or plan of operation.

•       Our financial statements attached to our annual report on Form 10-KSB/A1.

OTHER MATTERS

Management does not know of any other matters to be brought before the meeting. Should any other matter requiring a vote of shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of Directors:
ISONICS CORPORATION
James E. Alexander, President

ISONICS CORPORATION
5906 McIntyre Street
Golden, CO 80403

PROXY	This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James E. Alexander and Boris Rubizhevsky, or either one of them, as Proxy, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated below, all of the shares of Common Stock of ISONICS CORPORATION held of record by the undersigned on December 4, 2006, at the Special Meeting of Shareholders to be held on January 2, 2007, and at any adjournments or postponements thereof.

1.	APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE COMPANY’S NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 175,000,000 SHARES:
	FOR: ☐	AGAINST: ☐	ABSTAIN: ☐
2.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF 1:1.5, 1:2, 1:3, OR 1:4 AS FINALLY SELECTED BY THE BOARD OF DIRECTORS AT ANY TIME SELECTED BY THE BOARD OF DIRECTORS PRIOR TO DECEMBER 31, 2007:

	FOR: ☐	AGAINST: ☐	ABSTAIN: ☐
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING:
	FOR: ☐	AGAINST: ☐	ABSTAIN: ☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted for the election as directors of all nominees and will abstain from voting on all other matters.

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Please check here if you plan to attend the Special Meeting: ☐

Date:	, 200

Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE